Exhibit 5.1

Danielle Naftulin
T: +1 650 849 7118
dnaftulin@cooley.com

April 18, 2014

Adamas Pharmaceuticals, Inc.

2200 Powell St, Suite 220

Emeryville, CA 94608

Ladies and Gentlemen:

You have requested our opinion as your counsel with respect to certain matters in connection with the filing by Adamas Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 7,425,565 shares of the Company’s Common Stock, par value $0.001 per share, including (a) 599,404 shares of Common Stock (the “2002 Shares”) pursuant to the Company’s Employee, Director and Consultant Stock Plan, as amended (“2002 Plan”), (b) 4,601,756 shares of Common Stock (the “2007 Shares”) pursuant to the Company’s 2007 Stock Plan, as amended (“2007 Plan”), (c) 1,969,643 shares of Common Stock (the “2014 Shares”) pursuant to the Company’s 2014 Equity Plan (the “2014 Plan”) and (d) 262,762 shares of Common Stock (the “2014 ESPP Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP” and together with the 2002 Plan, 2007 Plan and the 2014 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except that such assumption is not made with respect to the due execution and delivery of documents by the Company).

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2002 Shares, the 2007 Shares, the 2014 Shares and the 2014 ESPP Shares, when sold and issued in accordance with the 2002 Plan, the 2007 Plan, the 2014 Plan and the 2014 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Danielle Naftulin
Danielle Naftulin